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                                                                    Exhibit 99.2

                            Alliance Imaging, Inc.

                                 NEWS RELEASE

Alliance Imaging, Inc.                             The Financial Relations Board
Kenneth S. Ord                                Karen Taylor - General Information
Executive Vice President                          Moira Conlon - Analyst Contact
Chief Financial Officer                                           (310) 442-0599
(714) 688-7100
www.allianceimaging.com

                  ALLIANCE IMAGING SIGNS AGREEMENT TO ACQUIRE
                           SMT HEALTH SERVICES INC.

ANAHEIM, CA (April 14, 1999) - Alliance Imaging, Inc., (Nasdaq:SCAN), the nation's largest provider of hosiptal-based fixed site and mobile magnetic resonance imaging (MRI) and computed tomography (CT) services announced that it has entered into a definitive agreement to acquire SMT Health Services Inc. ("SMT") in a stock-for-stock merger. SMT is a regional mobile MRI provider with 35 mobile MRI systems serving 144 customers in 10 states. Following completion of the transaction, Alliance Imaging will operate approximately 285 MRI systems nationwide, and provide several other outsourced healthcare services, including CT, nuclear medicine and lithotripsy.

As part of the transaction, Alliance Imaging intends to assume or refinance $68.4 million of SMT's indebtedness. Following the merger, SMT will continue as an indirect subsidiary of Alliance Imaging and SMT's remaining indebtedness will continue as obligations of the surviving corporation. The transaction is subject to customary conditions, including obtaining sufficient funds to refinance SMT's indebtedness. Alliance Imaging expects to complete the merger in early May 1999.

SMT and Alliance Imaging are each controlled indirectly by affiliates of Apollo Management, L.P. An independent committee of Alliance Imaging's directors approved the transaction.

Alliance Imaging is a leading provider of comprehensive diagnostic imaging services to hospitals and other healthcare providers. Services are provided on either a mobile, shared-user basis or on a full-time single-user basis.


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             1065 PacifiCenter Drive, Suite 200, Anaheim, CA 92806
                     (714) 688-7100 . FAX: (714) 688-3333